EXHIBIT 99.2

Cloud Lending, Inc.

Cloud Lending, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,244	$2,196
Accounts receivable	2,340	1,676
Prepaid expenses and other current assets	684	220
Deferred implementation costs	297	—
Deferred commission costs, current portion	452	—
Total current assets	5,017	4,092
Property and equipment, net	102	82
Deferred commission costs, net of current portion	537	—
Deferred tax asset	39	83
Other assets	131	151
Total assets	$5,826	$4,408
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,112	$1,108
Accrued compensation	1,054	1,102
Accrued and other liabilities	1,128	562
Short-term debt	3,000	—
Convertible notes, current portion	5,073	—
Derivative put liability	7,079	—
Current portion of deferred revenue	5,495	6,141
Total current liabilities	23,941	8,913
Convertible notes, net of current portion	—	2,022
Long-term deferred revenue	266	83
Total liabilities	24,207	11,018
Commitments and contingencies (Note 6)
Convertible preferred stock: Series A, $0.0001 par value - authorized 6,389 shares, issued and outstanding 6,389 shares at September 30, 2018 and December 31, 2017, liquidation preference $13,729	9,904	9,904
Convertible preferred stock: Series A-1, $0.0001 par value - authorized 3,100 shares, issued and outstanding 3,040 shares at September 30, 2018 and December 31, 2017, liquidation preference $6,000	5,884	5,884
Stockholders' deficit
Common stock, $0.0001 par value - authorized 23,471 shares; issued and outstanding 9,531 and 8,995 shares as of September 30, 2018 and December 31, 2017, respectively	22	21
Additional paid-in capital	7,260	5,023
Accumulated deficit	(41,111)	(27,417)
Other comprehensive income	(340)	(25)
Total stockholders' deficit	(34,169)	(22,398)
Total liabilities and stockholders' deficit	$5,826	$4,408

See notes to consolidated financial statements.

Cloud Lending, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Net revenues	$11,247	$5,638
Costs of revenues	6,697	3,483
Gross profit	4,550	2,155
Operating expenses
Sales and marketing	6,351	4,618
Research and development	3,152	2,627
General and administrative	4,714	2,725
Total operating expenses	14,217	9,970
Operating Loss	(9,667)	(7,815)
Change in fair value of derivative put liability	(3,823)	—
Interest income	8	6
Interest expense and other, net	(1,820)	(84)
Loss before income taxes	(15,302)	(7,893)
Provision for income taxes	(278)	(149)
Net loss	(15,580)	(8,042)
Other comprehensive gain (loss)
Foreign currency translation adjustment	(315)	113
Comprehensive loss	$(15,895)	$(7,929)
See notes to consolidated financial statements.

Cloud Lending, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(15,580)	$(8,042)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	33	40
Stock-based compensation expense	1,092	822
Change in derivative put liability	3,823	—
Non-cash Interest expense	1,430	—
Changes in operating assets and liabilities:
Accounts receivable	(664)	89
Prepaid expenses and other current assets	(465)	(115)
Deferred implementation, solution, and other costs	600	—
Deferred tax asset	44	11
Other assets	20	3
Accounts payable	4	524
Accrued compensation and expenses	830	712
Deferred revenue	(462)	1,107
Net cash used in operating activities	(9,295)	(4,849)
Cash flows from investing activities:
Purchases of property and equipment	(53)	(99)
Net cash used in investing activities	(53)	(99)
Cash flows from financing activities:
Issuance of Series A-1 preferred stock, net of issuance cost	—	5,884
Proceeds from convertible notes	5,500	2,000
Proceeds from notes payable	3,000	—
Proceeds from issuance of common stock and exercise of warrants	204	—
Proceeds from exercise of stock options	6	85
Net cash provided by financing activities	8,710	7,969
Effect of exchange rate changes on cash and cash equivalents	(315)	112
Net increase (decrease) in cash, cash equivalents, and restricted cash	(953)	3,133
Cash, cash equivalents, and restricted cash beginning of year	2,218	1,061
Cash, cash equivalents, and restricted cash end of year	$1,265	$4,194

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$264	$184
Cash paid for interest	$—	$—

Supplemental Non-cash Financing Activities
Bifurcation of derivative put liability related to 2018 Notes	$3,256	$—
Issuance of warrants in connection with the 2018 Notes	$284	$—
Beneficial conversion feature related to the to 2018 Notes	$651	$—

Reconciliation of Cash and Cash Equivalents and Restricted Cash as Shown in the Statement of Cash Flows:
Cash and cash equivalents	$1,244	$4,172
Restricted cash	21	22
Total Cash and Cash Equivalents and Restricted Cash	$1,265	$4,194

See notes to consolidated financial statements.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

1. Organization and Summary of Significant Accounting Policies

Organization

Cloud Lending, Inc. (the "Company") was originally incorporated as MFIFlex Inc. in the state of California on February 9, 2012 and was merged into a Delaware corporation on July 3, 2014. The Company changed its name to Cloud Lending, Inc. in 2015. The Company provides cloud-based lending platform that simplifies the borrowing experience, helping lenders close loans faster and reduce operational inefficiencies through automation and configuration.

The Company has wholly-owned subsidiaries in India ("Mfiflex Technologies Private Limited"), United Kingdom ("Cloud Lending UK Ltd") and Australia ("Cloud Lending Australia PTY Ltd") whose operations primarily involve providing sales support to the Company. The India subsidiary also performs research and development activities.

Going Concern

As of September 30, 2018, the Company had an accumulated deficit of approximately $41.1 million and negative working capital of approximately $18.9 million which raise substantial doubt about the Company's ability to continue as a going concern. Management plans to continue product and marketing development efforts and to finance its operations through debt and equity financing.

There can be no assurance that the actions previously described will provide adequate capital to allow the Company to successfully complete and achieve widespread market acceptance of its products and services. If such capital is not sufficient, significant reductions in spending and the delay or cancellation of planned activities will be necessary. These actions could have a material adverse effect on the Company's business, results of operations and prospects. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date the financial statements are available to be issued. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

In August 2018, Q2 Holdings, Inc. ("Q2 Holdings") and the Company entered into an Agreement and Plan of Merger pursuant to which Q2 Holdings has agreed to acquire the Company for a closing purchase price of $105 million, plus additional consideration that may become payable at certain measurement dates in the future upon the achievement by the Company of certain financial metrics on such dates. The closing is subject to customary closing conditions. Q2 Holdings consummated the acquisition of the Company on October 15, 2018.

Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated through consolidation. The functional currency of the subsidiary in India is the Indian Rupee, while the functional currency of the subsidiaries in United Kingdom and Australia is the U.S. dollar. The assets and liabilities of the India subsidiary are translated at the rates of exchange on the balance sheet date, and the revenues and expenses of the India subsidiary are translated at average rates of exchange during the year. Resulting translation gains or losses are included in the accompanying condensed consolidated statements of stockholders' equity and comprehensive loss as a component of accumulated other comprehensive income. The operations of the UK and Australian subsidiaries are immaterial for the nine months ended September 30, 2018. Foreign currency transaction gains and losses are included as a component of other income or expense.

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and reflect all adjustments, which only include normal recurring adjustments, which are in the opinion of management necessary for a fair statement of the Company's financial position, results of operations and cash flows for the interim period and are not necessarily indicative of results to be expected for the full fiscal year or for any other future annual or interim periods. The unaudited condensed consolidated

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2017.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts and disclosures. Estimates are based on historical factors, current circumstances and the experience and judgment of management. Assumptions and estimates are evaluated on an ongoing basis. Significant estimates and assumptions are used for, but not limited to, revenue recognition including determining the nature and timing of satisfaction of performance obligation, variable consideration and other revenue items requiring significant judgment, allowance for uncollectible accounts receivable; the useful lives of property and equipment; debt and equity related transactions; valuation of derivative put liability and income tax and valuation allowances. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the condensed consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Observable Inputs (other than quoted prices included in Level 1), such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, and which reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, certain other accrued liabilities and debt. Cash and cash equivalents include investments in money market funds with a maturity of generally three months or less, and are carried at cost, which approximates market value. The carrying amounts of accounts receivable, accounts payable, and other accrued liabilities approximate their fair values due to the short-term nature of those instruments.

At September 30, 2018 and December 31, 2017, the fair value of the debt was approximately $7.5 million and $1.9 million, respectively. The fair value of the debt has been calculated using an estimate of the interest rate the Company would have had to pay on the issuance of notes with a similar maturity and discounting the cash flows at that rate. The fair values do not give an indication of the amount that the Company would currently have to pay to extinguish any of this debt.

In February 2018, the Company entered into convertible notes with existing investors which included bifurcated derivatives (see Note 4). The following table presents information about the Company's liabilities that are measured at fair value on a recurring basis as of September 30, 2018, and indicate the fair value hierarchy of the valuation:

As of September 30, 2018:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative put liability	$—	$—	$7,079	$7,079
Total	$—	$—	$7,079	$7,079

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

A summary of the activity of the fair value of the Level 3 liabilities is as follows (in thousands):

	Beginning value of Level 3 liabilities	Recognition of derivative liability	Change in fair value of Level 3 liability	Ending fair value of Level 3 liability
Nine months ended September 30, 2018	$—	$3,256	$3,823	$7,079

Concentrations of Credit Risk

The financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and accounts receivable. The Company mitigates its credit risk with respect to cash by making deposits only with large, reputable financial institutions. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring of its customers' accounts receivable balances.

No customer accounted for greater than 10% of the Company's total net revenues for the nine months period ended September 30, 2018 and 2017. Four customers accounted for 16%, 15%, 11% and 11% of the Company's total net accounts receivable at September 30, 2018, and four customers accounted for 17%, 14%, 13% and 11% of the Company's total net accounts receivable at December 31, 2017.

Significant Risks and Uncertainties

The Company is subject to those risks common to growth-stage companies, including, but not limited to, technological obsolescence; dependence on key personnel and customers; the successful protection of its proprietary technologies; compliance with government regulations; and the possibility of not being able to obtain additional financing, when needed.

Cash and Cash Equivalents

The Company considers all liquid investment instruments purchased with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of funds held at a financial institution as deposits for the Company's credit card arrangement. This is included in prepaid expenses and other current assets in the condensed consolidated financial statements amounting to $21 and $22 as of September 30, 2018 and December 31, 2017, respectively.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount. The Company performs evaluations of the customers' financial condition and generally do not require collateral. The Company makes judgments as to its ability to collect outstanding receivables and provide allowances when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically provided for, provisions, if necessary, are recorded at differing rates, based upon the age of the receivable. In determining these percentages, the Company analyzes its historical collection experience and current payment trends. The determination of past-due accounts is based on contractual terms. As of September 30, 2018 and December 31, 2017, the Company determined an allowance for doubtful accounts was not necessary.

Deferred Implementation Costs

The Company capitalizes certain personnel and other costs, such as employee salaries, benefits, associated payroll taxes and other consultation costs that relate directly to a contract that involves implementation of software solutions. The Company analyzes implementation costs that may be capitalized to assess their recoverability, and only capitalizes costs that it anticipates to be recoverable. The Company assesses the recoverability of its deferred implementation costs by comparing the greater of the amount of the non-cancellable portion of a customer's contract and the non-refundable customer prepayments received as it relates to the specific implementation costs incurred. The Company recognizes deferred implementation costs for an implementation once the revenue recognition criteria have been met. The balance of capitalized implementation costs as of September 30, 2018 was approximately $0.3 million, and the Company recognized approximately $1.4 million of

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

implementation costs during the nine months ended September 30, 2018. Recognized implementation costs is included in cost of revenues in the accompanying condensed consolidated statements of operations and comprehensive loss.

Deferred Commissions Costs

The Company capitalizes sales commissions when they are incurred solely in connection with obtaining a contract, and are expected to be recoverable. The Company recognizes deferred commissions expense ratably over the expected period of benefit. Under the new revenue standard, the Company capitalizes commissions for those involved in the sale, including direct employees and indirect supervisors, as these are incremental to the sale. The Company begins amortizing deferred commissions once the revenue recognition criteria are met and amortizes those deferred costs over the expected period of benefit, which has been determined to be over three years. The Company determined the period of benefit by considering factors such as initial contract length and expected renewal term.

The Company analyzes the commission costs that may be capitalized to assess their recoverability and only capitalizes costs that it anticipates being recoverable. The portion of capitalized costs expected to be amortized during the succeeding twelve-month period is recorded in current assets as deferred commissions costs, current portion, and the remainder is recorded in long-term assets as deferred commission costs, net of current portion. The balance of capitalized deferred commission costs as of September 30, 2018 was approximately $1.0 million, and the Company amortized approximately $0.3 million during the nine months ended September 30, 2018. Amortization expense is included in sales and marketing expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over three years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or remaining lease term. The cost and related accumulated depreciation of any property or equipment disposed of are eliminated from the accounts, and any gain or loss is included in the condensed consolidated statements of operations.

Deferred Revenues

Deferred revenues primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation and other services, as well as initial subscription fees. The Company recognizes deferred revenues as revenues when the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed.

Derivative Put Liability

The Company evaluates all conversion and redemption features contained in a debt instrument to determine if there are any embedded derivatives that require separation from the host debt instrument. An embedded derivative that requires separation is bifurcated from its host debt instrument and a corresponding discount to the host debt instrument is recorded. The discount is amortized and recorded to interest expense over the expected term of the host debt instrument using the effective interest method. The embedded derivative is accounted for separately on a fair market value basis. The Company records the fair value changes of a separated embedded derivative at each reporting period in the consolidated statements of operations and comprehensive loss (see Note 4). The Company determined that the redemption feature under the convertible promissory notes qualified as an embedded derivative and was separated from its debt host with regard to the convertible promissory notes issued in February 2018.

Revenue Recognition

Revenues are recognized when control of the promised goods or services is transferred to the Company's customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The promised consideration may include fixed amounts, variable amounts or both.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

Revenue-generating activities are directly related to the sale, implementation and support of the Company's solutions within a single operating segment. The Company derives the majority of its revenues from subscription fees for the use of its hosted solutions, implementation services as well as revenues for customer support related to the Company's solutions. The Company recognizes the subscription fees and customer support revenues over time on a ratable basis over the customer agreement term after the go live date. Implementation service revenue is recognized upon completion of service and customer acceptance. The Company accounts for revenue in accordance with the new revenue standard, Revenue from Contracts with Customers, which was adopted on January 1, 2018, using the modified retrospective method.

The following table disaggregates the Company's revenue by major source:

	Nine months ended September 30, 2018
	Subscription	Services and Other	Consolidated
Total Revenues	$6,144	$5,103	$11,247

Subscription Revenues

The Company's software solutions are available for use as hosted application arrangements under subscription fee agreements without licensing perpetual rights to the software. Subscription also includes support and maintenance subscription purchased by customer. Subscription fees are recognized over time on a ratable basis over the customer agreement term beginning on the date the Company's solution is made available to the customer as the nature of the promises relates to stand-ready obligations. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on whether the revenue recognition criteria have been met.

Services and Other Revenues

Implementation services include fees from consultation service to support the business process mapping, project management services, technical knowhow assistance and quality assurance.

The Company's revenue for implementation services are billed as services are provided and recognized upon implementation completion and customer acceptance.

Certain out-of-pocket expenses billed to customers are recorded as revenues rather than an offset to the related expense. Revenues recorded from out-of-pocket expense reimbursements totaled approximately $0.1 million for each the nine months ended September 30, 2018 and 2017. The out-of-pocket expenses are reported in cost of revenues.

Significant Judgments

Performance Obligations and Standalone Selling Price

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the new revenue standard. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The Company has contracts with customers that often include multiple performance obligations, usually including multiple subscription and implementation services. For these contracts, the Company accounts for individual performance obligations separately if they are distinct by allocating the contract's total transaction price to each performance obligation in an amount based on the relative standalone selling price, or SSP, of each distinct good or service in the contract. In determining whether implementation services are distinct from the subscription services, the Company considered various factors including whether the Company provides significant integration, or whether there is significant interdependency between the implementation and subscription service, as well as the inability of the customer's personnel or other service providers to perform significant portions of the services.

The Company has concluded that the implementation services included in contacts with multiple performance obligations are distinct, and as a result, the Company recognizes any arrangement fees for implementation services upon customer acceptance.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

Professional services that are sold on a standalone basis are recognized at the point in time in which the customer obtains the benefit of the service, which is generally upon completion of the service.

Judgment is required to determine the SSP for each distinct performance obligation. A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The primary method used to estimate SSP is the adjusted market assessment approach, which considers its overall pricing objectives, market conditions and other factors, including the value of the Company's contracts, its discounting practices, the size and volume of its transactions, customer characteristics, price lists, go-to-market strategy, historical standalone sales and agreement prices, and the number and types of users within its contracts.

Variable Consideration

The Company recognizes usage revenue related to portfolio fees, and Application Programming Interface ("API") calls. Judgment is required to determine the accounting for these types of revenue. These variable considerations have not been material to date.

Other Considerations

The Company evaluates whether it is the principal (i.e., report revenues on a gross basis) or agent (i.e., report revenues on a net basis) for vendor reseller agreements. Generally, the Company reports revenues from these types of contracts on a gross basis, meaning the amounts billed to customers are recorded as revenues, and expenses incurred are recorded as cost of revenues. Where the Company is the principal, it first obtains control of the inputs to the specific good or service and directs their use to create the combined output. The Company's control is evidenced by its involvement in the integration of the good or service before it is transferred to its customers, and is further supported by the Company being primarily responsible to its customers and having a level of discretion in establishing pricing. Revenues provided from agreements in which the Company is an agent are immaterial.

The Company also evaluates whether it is the principal or agent for reseller agreements with third party that resells company’s solutions to end customers. The Company has concluded that it is principal in its arrangement with resellers because it controls the hosted software application throughout the hosting period. In addition, the Company also controls the implementation, support and maintenance services before they are transferred to the customer and has the primary responsibility in fulfilling its promise to provide these goods and services to the end customer. However, the price charged by the reseller to the end customer is not known to the Company. Hence, the Company recognizes revenue as a principal based on its contract value with the reseller and not the end customer.

The Company's payment terms vary by the products or services offered, and the term between invoicing and when payment is due is not significant. For certain products or services and customer types, the Company requires payment before the products or services are delivered to the customer.

Research and Development

Research and development costs include salaries and other personnel-related costs, including employee benefits, bonuses and stock-based compensation, third-party contractor expenses, software development tools, an allocation of facilities and depreciation expenses and other related expenses incurred in developing new solutions and upgrading and enhancing existing solutions. Costs related to research and development is expensed as incurred.

Advertising and other promotional costs

Advertising and other promotional costs are charged to operations as incurred and included in sales and marketing expenses. These costs were immaterial for the nine months ended September 30, 2018.

Stock-Based Compensation

The Company applies Accounting Standards Codification ("ASC") 718, "Compensation – Stock Compensation," which requires the measurement and recognition of compensation expense for all share based payment awards made to employees and

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

directors, including employee stock options, based on estimated fair values recognized over the requisite service period. For options granted and valued in accordance with ASC 718, the Company uses the straight line method for expense attribution.

The fair value of options is estimated on the grant date using the Black-Scholes option-valuation model. This valuation model for stock compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term, the volatility of the Company's common stock, an assumed risk free interest rate, and the estimated forfeiture rate of unvested stock options. To the extent actual forfeitures differ from the estimates, the difference will be recorded as an adjustment in the period estimates are revised. No compensation cost is recorded for options that do not vest. The Company follows the guidance in Staff Accounting Board ("SAB") No. 110, "Share-Based Payment," and estimates the expected term based on an average of the vesting period and the exercise period for each option. Since the Company's stock has not been actively traded in the past, the volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid cash dividends and has no present intention to pay cash dividends in the future; as a result, the expected dividend is zero. The Company estimated its forfeiture rate based on an analysis of historical pre-vesting forfeitures and has reduced stock based compensation expense accordingly.

The Company recognizes fair value of stock options granted to nonemployees as a stock-based compensation expense over the period in which the related services are received. Stock-based compensation expense related to stock options granted to nonemployees is recognized on an accelerated basis as the stock options are earned. The Company believes that the estimated fair value of stock options is more readily measurable than the fair value of the services received.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss (NOL) carryforwards, and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The Company follows ASC 740-10, "Accounting for Uncertainty in Income Taxes." ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740-10. The first step is to evaluate each uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. For the nine months ended September 30, 2018 and year ended December 31, 2017, the Company's comprehensive loss is composed of net loss and foreign currency translation adjustments from the India subsidiary.

Newly Adopted and Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)," which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled to when products are transferred to customers. ASU 2014-09 was modified by subsequently issued ASUs 2015-14, 2016-08, 2016-10, 2016-12 and 2016-20. Topic 606 also includes Subtopic 340-40, "Other Assets and Deferred Costs - Contracts with Customers," which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, the Company refers to ASU 2014-09, as amended, and Subtopic 340-40 as the "new revenue standard." On January 1, 2018, the Company adopted the new revenue standard for all contracts which were not completed as of January 1, 2018, using the modified retrospective method. Adoption of the new revenue standard resulted in changes to the Company's accounting policies for revenue recognition, deferred revenues, deferred implementation costs, and other incremental costs. The

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

Company recognized the cumulative effect of initially applying the new revenue standard as a positive adjustment to the opening balance of accumulated deficit on the condensed consolidated balance sheet in the amount of approximately $1.9 million, which reflects the deferral of implementation cost and incremental commission costs of obtaining subscription contracts. The comparative information in prior periods presented has not been restated and continues to be reported under the accounting standards in effect for those periods.

The most significant impact of adoption of the new revenue standard relates to the accounting for direct and incremental commission costs to obtain a contract and cost to fulfil a contract. Under previous GAAP, the Company recognized expense for commission cost to obtain a contract as and when the cost was incurred. Under the new revenue standard, the Company defers commission cost to obtain a contract and amortizes those costs over the expected period of benefit. Under the previous GAAP, the Company recognized expense for direct cost incurred to fulfil a contract as those costs were incurred. Under the new revenue standard, the Company defers the fulfillment cost of contract until the time the income associated with those costs are recognized to revenue.

The cumulative effect of the changes made to the Company's condensed consolidated January 1, 2018 balance sheet for the adoption of the new revenue standard were as follows:

	Balance at December 31, 2017	Adjustments due to the new revenue standard	Balance at January 1, 2018
Balance sheet
Assets
Deferred solution and other costs, current portion	$—	$375	$375
Deferred solution and other costs, net of current portion	—	1,089	1,089
Deferred implementation costs, net of current portion	—	422	422

Stockholders' equity
Accumulated deficit	$(27,417)	$1,886	$(25,531)

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on the Company's condensed consolidated statement of operations and comprehensive loss and balance sheet was as follows:

	Nine Months Ended September 30, 2018
	As Reported	Balances without new revenue standard	Effect of Change Higher/(Lower)
Costs and expenses
Cost of revenues	$6,697	$5,915	$782
Sales and marketing	6,351	6,622	(271)

Net loss	$(15,580)	$(15,069)	$511

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

	As of September 30, 2018
	As Reported	Balances without new revenue standard	Effect of Change Higher/(Lower)
Balance sheet
Assets
Deferred solution and other costs, current portion	$297	$—	$297
Deferred implementation costs, current portion	452	—	452
Deferred solution and other costs, net of current portion	537	—	537

Stockholders' equity
Accumulated deficit	$(41,111)	$(42,397)	$(1,286)

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," to improve financial reporting and disclosures about leasing transactions. This ASU will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, where lease terms exceed 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease; both types of leases will be recognized on the balance sheet. The ASU will also require disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The ASU is effective for the Company's consolidated financial statements for the year ending December 31, 2020. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which provides guidance on eight specific cash flow issues. Among these issues, this standard requires, at the settlement of zero coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowings, the portion of the cash payment attributable to the accreted interest related to the debt discount to be classified as cash flows for operating activities, and the portion of the cash payments attributable to the principal to be classified as cash outflows for financing activities. The Company adopted the ASU effective January 1, 2018 and there was no impact on the condensed consolidation financial statements as a result of the adoption.

In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash," which provides guidance on the classification of restricted cash in the statement of cash flows. The Company adopted this ASU retrospectively, effective January 1, 2018 which did not result in a material impact on the condensed consolidated statements of cash flows for the nine months ended September 30, 2018.

In May 2017, the FASB issued ASU 2017-09 "Compensation - Stock Compensation (Topic 718)" to provide clarity and reduce both diversity in practice and cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The Company adopted ASU 2017-09, effective January 1, 2018, and there was no impact on the condensed consolidated financial statements as a result of the adoption.

2. Property and Equipment

Property and equipment as of September 30, 2018 and December 31, 2017, consist of the following:

	September 30, 2018	December 31, 2017
Leasehold improvements	$38	$44
Furniture, fixtures, and equipment	15	11
Computer equipment and software	177	150
Total	230	205
Less accumulated depreciation and amortization	(128)	(123)
Property and equipment - net	$102	$82

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

Depreciation expense for the nine months ended September 30, 2018 and 2017 was $33 and $40, respectively.

3. Accrued and Other Liabilities

Accrued and other liabilities as of September 30, 2018 and December 31, 2017, consist of the following:

	September 30, 2018	December 31, 2017
Other accrued expenses	$1,065	$456
Income taxes payable	63	106
	$1,128	$562

4. Convertible Note Payable and Short-Term Debt

In August 2017, the Company issued a convertible promissory note (the "Note") for consideration of $2.0 million. The Note bears interest at the rate of 3% per annum and principal and accrued interest shall become fully due and payable on the earlier of August 2019, or upon occurrence of an event of default. The note may not be prepaid in whole or in part at any time by the Company without the prior written consent of the holder.

Upon completion of a qualified financing, the Note automatically converts into equity securities identical (other than with respect to certain specific rights) to securities issued in such financing. Qualified financing is defined as an event whereby the Company sells Capital Stock (other than the Common Stock or a class of stock equivalent to Common Stock) primarily for financing purposes to one or more investors, in one transaction or a series of related transactions, for aggregate proceeds to the Company of at least $6.0 million. Upon completion of a non-qualified financing, the Note may also convert into equity securities issued in such financing at the option of the holder. In the event of an acquisition, the Note including unpaid interest will become due and payable immediately prior to the closing of the acquisition and the holder shall also have the right to convert outstanding principal into common stock prior to the closing of such acquisition. The Note originally allowed the Company to defer the maturity date by up to two consecutive 6-month period at an interest rate of 6% per annum until its amendment in July 2018. The accrued interest was approximately $0.1 million as of September 30, 2018 and $22 as of December 31, 2017. At each of September 30, 2018 and 2017, the outstanding amount of the Note was $2.0 million.

In February 2018, the Company issued convertible promissory notes (the "2018 Notes") with certain existing shareholders for consideration of $5.5 million. The 2018 Notes bear interest at the rate of 7% per annum and principal and accrued interest shall become fully due and payable on August 18, 2019. The accrued interest was approximately $0.3 million as of September 30, 2018.

Upon completion of a qualified financing, the 2018 Notes automatically converts into equity securities identical to securities issued in such financing. Qualified financing is defined as an event whereby the Company sells Capital Stock (other than the Common Stock or a class of stock equivalent to Common Stock) primarily for financing purposes to one or more investors, in one transaction or a series of related transactions, for aggregate proceeds to the Company of at least $6.0 million. Upon completion of a non-qualified financing, the 2018 Notes may also convert into equity securities issued in such financing at the option of the holder. Conversion price upon conversion under a qualified and non-qualified financing is at 80% of the price per share of Capital Stock sold by the Company in such financing. In the event that the Company consummates a liquidation event prior to maturity, the Company shall pay to the holders an amount equal to (a) all outstanding principal and accrued interest plus (b) an amount equal to one and one-half times the then outstanding principal amount.

In the event that any indebtedness remains outstanding on the maturity date, at the election of the holders, the then outstanding principal shall be converted into a number of shares of a newly created preferred stock (that has identical terms with Series A-1 preferred stock) by a conversion price calculated at $44.0 million divided by fully diluted capitalization immediately prior to conversion.

In conjunction with the 2018 Notes, the Company issued fully vested warrants to purchase 809 shares of common stock amounting to $0.3 million. The warrant is exercisable at any time prior to the termination date of February 7, 2023 at an exercise price of $0.68 per share. The warrant was recorded as a debt discount with a corresponding entry to equity and was

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

amortized to interest expense over the expected term of the Convertible Notes using the effective interest method. Amortization expense recorded for the nine months period ended September 30, 2018 amounted to approximately $0.1 million.

The Company recorded a beneficial conversion feature of approximately $0.7 million as the amount allocated to the convertible debt resulting in an effective per share conversion price which was less than the fair value of the Company's preferred stock on the commitment date. The beneficial conversion feature was recorded as a debt discount with a corresponding increase to additional paid in capital. The discount is being amortized to interest expense over the expected term of the 2018 Notes using the effective interest method. The amortization expense was approximately $0.3 million for the nine months period ended September 30, 2018.

At the time of issuance, the 2018 Notes contained a 125% redemption premium in the event that a Qualified or NonQualified Financing occurs. Further, the 2018 Notes also contained a redemption premium of 150% in the event a liquidation event, such as an acquisition, occurs. The Company determined that the redemption features qualified as embedded derivatives and were separated from its debt host as a compound derivative and accounted for as derivative put liability. The bifurcation of the compound embedded derivative from its debt host resulted in a discount to the Convertible Notes in the amount of $3.3 million during the nine months period. The discount is being amortized to interest expense over the expected term of the 2018 Notes using the effective interest method. The amortization expense was approximately $1.0 million for the nine months period ended September 30, 2018. The derivative put liability is accounted for on a fair market value basis. In August 2018, the Company entered into an Agreement and Plan of Merger in which Q2 Holdings agreed to acquire the Company. The fair value of the derivative put liability was calculated using a significant factor weighted toward acquisition at September 30 2018. The Company recorded the fair value changes of the derivative put liability associated with the 2018 Notes in the consolidated statements of operations and comprehensive income for an expense of $3.8 million for the nine months ended September 30, 2018.

As of September 30, 2018, 2018 Notes outstanding balance and unamortized discount was $5.5 million and approximately $2.8 million, respectively. The Company utilizes a binomial model to value the derivative put liability using the following inputs:

Volatility. The Company estimates stock price volatility based on the average of the historical volatilities of several entities with characteristics similar to the Company over a period of time that matches the expected remaining life of the 2018 Notes.

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve in effect at the valuation date commensurate with the expected remaining life assumption.

Expected remaining life. The expected life of the 2018 Notes is assumed to be equivalent to their remaining contractual term.

Dividend rate. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.

Scenarios. The probability of complex features of the derivative put liability being triggered is subjective (no observable inputs or available market data) and based on internal and external information known to management at the valuation date. Such assumptions include, among other inputs, probabilities related to a change of control and when it might occur as well as probabilities of future equity financing and when it might occur.

The Company determined the fair value of the derivative put liability using the following assumptions: 0% dividend yield, 28% volatility, risk-free rate of 2% and term of 1.5 years on February 7, 2018 and 0% dividend yield, 27% volatility, risk-free rate of 2% and term of 0 - 0.9 years on September 30, 2018.

Changes to the key assumptions or to the scenarios used in the valuation model, including the probability of key events, such as a change of control transaction, could have a material impact to the overall valuation of the compound bifurcated derivative liability.

In August 2018, the Company entered into term loan agreement (the "Loan") with a financial institution for consideration of $3.0 million to fund its operations. The Loan bears interest at the bank prime rate plus 1% per annum. Accrued interest is due

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

and payable monthly and the principal become fully due and payable on the earlier of November 30, 2018 or the closing of the acquisition.

5. Factoring Arrangement

In October 2017, the Company entered into an account receivables financing arrangement with a lender, whereby selected acceptable accounts receivable are financed for an advance of 80% of the face value of the factored receivables. The factoring arrangement was full recourse and the Company continued to assume the credit risk and retained the title of those receivable. The maximum facility amount under the arrangement was up to $1.5 million with an interest rate at prime plus 1% per annum. There were no account receivables financed under this arrangement. The account receivables financing arrangement was terminated in August 2018 when the Company entered into the Loan discussed in Note 4.

6. Commitments and Contingencies

The Company leases office space under various noncancelable operating leases that expire at various times; U.S. facility through June 2019 and India facility through October 2020. Rent expense related to the Company's operating leases was approximately $0.4 million for each of the nine months ended September 30, 2018 and 2017. Future annual minimum lease payments under these noncancelable operating leases and operating costs as of September 30, 2018, are approximately as follows:

Year Ended December 31,
2018 (remaining three months)	$115
2019	362
2020	207
Future minimum lease payments	$684

Contingencies

Certain of the Company's agreements indemnify its customers for expenses or liabilities resulting from claimed infringements of patent, trademark, or copyright by third parties related to the intellectual property content of the Company's products. Certain of these indemnification provisions are perpetual from execution of the agreement, and in some instances, the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to a claim. Accordingly, the Company has not recorded any amounts related to infringements.

The Company has entered into indemnification agreements with its executive officers. Under these agreements, the Company has agreed to indemnify such individuals against liabilities that arise by reason of their status as officers.

7. Stockholders' Equity

Convertible Preferred Stock

Under the Company's certificate of incorporation, as amended, the Company has authorized the issuance of 9,489 shares of convertible preferred stock, with a par value of $0.0001, at September 30, 2018, which have been designated as Series A convertible preferred stock (Series A) and Series A-1 convertible preferred stock (Series A-1).

The rights, preferences, and privileges of Series A and Series A-1 preferred stock are as follows as of September 30, 2018:

Dividends

The holders of Series A and Series A-1 shall be entitled to receive dividends at such times and in such amounts, if any, as are received by the holders of outstanding shares of common stock, pro rata based on the number of shares of common stock held by each, determined on an as-if converted basis.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

Liquidation Preference

In the event of the liquidation of the Company, the holders of Series A and Series A-1 shall be entitled to receive an amount per share equal to the greater of $2.1490 and $1.9737 respectively, multiplied by the number of preferred shares held respectively, plus all declared but unpaid dividends, before any amount shall be paid to the holders of common stock, or such amount per share as would have been payable had all shares of Series A and Series A-1 been converted into common stock immediately prior to such liquidation event. If the amounts available for distribution upon a liquidation event are insufficient to make payment in full to each holders of Series A and Series A-1, such holders of Series A and Series A-1 shall share ratably in proportion to the full respective liquidation preference to which they are entitled. For purposes of this provision, any of the following events shall be considered a liquidation: (1) the sale or disposition of substantially all of the Company's assets and (2) the merger of the Company with another entity in which a transfer of control of the Company occurs.

Conversion

The holders of preferred stock may convert their shares into shares of the Company's common stock on a one-for-one basis (subject to adjustment for events of dilution), at any time, at their option. All shares of preferred stock shall automatically be converted into shares of the Company's common stock upon the closing of an initial public offering of the Company's common stock, in which the gross proceeds to the Company are at least $100.0 million, at a price per share equal to at least four times the Series A-1 original issue price (as adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like).

Voting Rights

The voting rights of the preferred stockholders are equal to those of the common stockholders.

Redemption Rights

The Series A and A-1 preferred stock outstanding are subject to redemption upon the occurrence of uncertain events, such as change in control, not solely within the Company's control. Accordingly, the preferred shares are included within temporary or mezzanine equity on the consolidated Balance Sheet. The redemption price is equal to the original issue price, plus declared but unpaid dividends (dividends are non-cumulative). The Company does not consider the change in control to be probable until the change in control occurs and accordingly the Company does not adjust the Series A and A-1 preferred stock to redemption value.

Restricted Shares Previously Issued to Founders

In January 2017, in connection with the issuance of Series A-1 convertible preferred stock, certain of the Company's founders entered into stock restriction agreements, whereby 3,500 of previously unrestricted shares of common stock became subject to repurchase by the Company upon the stockholder's termination of employment or service to the Company. The Company's repurchase rights lapse in equal increments on each monthly anniversary date over a two year period. The stock restriction agreements resulted in the deemed cancellation and reissuance of restricted common shares. As such, the Company recognizes the measurement date fair value of the restricted stock over the vesting period as compensation expense. As of January 2017, the aggregate fair value of the common shares subject to repurchase was $2.1 million. For each of the nine months ended September 30, 2018 and 2017, the Company recognized stock-based compensation for these awards of $0.8 million. As of September 30, 2018, approximately 584 shares of common stock were subject to repurchase by the Company. As of September 30, 2018, the unrecognized stock compensation expense related to these awards was $0.3 million, expected to be recognized over 3.5 months.

In August 2018, the Company's Board of Directors approved the acceleration of the vesting of the restricted shares held by the founder contingent upon and immediately prior to the consummation of the acquisition discussed in Note 10.

Common Stock Warrants

In January 2015, the Company issued a fully vested warrant to purchase 36 shares of common stock in conjunction with the issuance of a convertible note. The convertible note was converted to Preferred Series A in September 2015. The warrant

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

has total exercise price of $0.01 and expires ten years from date of grant. The estimated fair value of the warrant using the Black-Scholes option pricing model was immaterial.

Upon the issuance of the Preferred Series A in September 2015, an additional warrant was issued to purchase 39 shares of common stock under the terms and conditions of the original warrant agreement. The estimated fair value of this additional warrant using the Black-Scholes option pricing model was immaterial. Common stock warrants are accounted for as equity.

In connection with the 2018 Notes (see Note 4), the Company issued fully vested warrants to purchase 809 shares of common stock at $0.68 per share. The warrant expires five years from the date of grant. The Company has determined the fair value of these warrants to be $0.3 million using the Black-Scholes option pricing model with the following assumptions: 0% dividend yield, 63% volatility, risk-free rate of 2.52% and contractual life of five years. As the warrants are recorded as equity, the Company recorded the relative fair value allocation of these warrants of $0.3 million as a discount on the 2018 Notes. The discount was being amortized to interest expense over the term of the 2018 Notes. During the nine months ended September 30, 2018, warrants to purchase common stock of 206 was exercised for $0.1 million.

Reserved Shares

As of September 30, 2018, the Company has reserved shares of common stock for future issuance as follows:

Number of Shares

Common Stock Reserved For Issuance:
Preferred Series A issued and outstanding	6,389
Preferred Series A-1 issued and outstanding	3,040
Common stock warrants	677
Stock options outstanding	3,344
Stock options available for future issuance	405
13,855

Stock Option Plan

In September 2014, the Company adopted the 2014 Stock Option Plan (the "Plan"). Under the Plan, the Company may grant either incentive stock options, nonqualified stock options to employees, nonemployees and consultants who provide services to the Company.

Employees are eligible to receive incentive stock options (ISOs), and nonemployees may be granted nonqualified stock options (NSOs). The board of directors has the authority to set the exercise prices of all options granted with the following stipulations: the exercise price of an ISO shall not be less than 100% of the fair value of the Company's common stock (as determined by the board of directors) on the date of grant; the exercise price of an ISO granted to a stockholder who holds 10% or more of the Company's stock shall not be less than 110% of the fair value of the common stock on the date of grant; the exercise price of an NSO shall not be less than 85% of the fair value of the common stock on the date of grant; and the exercise price of an NSO granted to a stockholder who holds 10% or more of the Company's stock shall not be less 110% of the fair market value of the common stock.

Generally, the Company's outstanding options vest at a rate of 25% per year. The term of the options is generally 10 years. Options granted to stockholders who hold 10% or more of the Company's stock may not have a term that exceeds five years.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

The option activity for the nine months ended September 30, 2018 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)
Balance - December 31, 2017	2,953	$0.53	9.09
Granted	905	0.68
Exercised	(12)	0.43
Canceled	(502)	0.57
Balance - September 30, 2018	3,344	0.56	8.66
Exercisable - September 30, 2018	1,101	0.40	7.70
Vested and expected to vest - September 30, 2018	2,822	$0.55	8.55

At September 30, 2018, 405 options were available for future grant under the Plan.

The fair value of options vested was approximately $0.1 million for the nine months period ended September 30, 2018. The options granted weighted-average fair value was $0.23 per share for the nine months ended September 30, 2018. The aggregate intrinsic value of options exercised was approximately $1 thousand for the nine months ended September 30, 2018.

Stock-Based Compensation Expense

The Company estimates the fair value of stock options granted on the grant date using the Black Scholes option valuation model and applies the straight-line method of expense attribution. The following assumptions are used to value stock options granted to employees for the nine months ended September 30, 2018: volatility of 37%; average risk-free interest rate of 2.98%; expected term of 6.06 years and a dividend rate of 0%.

The Company recorded employee stock-based compensation expense as follows:

	Nine Months Ended September 30,
	2018	2017
Cost of revenues	$113	$18
Sales and marketing	91	17
Research and development	64	14
General and administrative	24	6
Total employee stock-based compensation expense	$292	$55

As of September 30, 2018, there was approximately $0.4 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested stock options, which is expected to be recognized over the weighted-average remaining period of 1.24 years.

Options Issued to Consultants

During the nine months ended September 30, 2018, the Company issued options to purchase 15 shares of common stock to nonemployees at exercise price of $0.68 per share and recorded less than $0.1 million as stock-based compensation expense. The fair value of the options granted to nonemployees was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate within the range of 2.83%, expected dividends of 0%, volatility within the range of 46%, and term of 10 years. The compensation expense with respect to the unvested options is subjected to adjustment as the fair value of the Company's common stock change and as they vest. The fair value of these options is expensed over the vesting period, which generally vests over two years.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

8. Income Taxes

In accordance with applicable accounting guidance, the income tax provision for the nine months ended September 30, 2018 is based on the estimated annual effective tax rate for fiscal year 2018. The estimated effective tax rate may be subject to adjustment in subsequent quarterly periods as the estimates of pretax income for the year, along with other items that may affect the rate, change. The income tax provision for the nine months ended September 30, 2018 relates to the foreign subsidiaries and state minimum taxes.

The Company's provision for income taxes reflected an effective tax rate of approximately (1.8)% and (1.9)% for the nine months ended September 30, 2018 and 2017, respectively. For the nine months ended September 30, 2018 and 2017, the Company's effective tax rate was lower than the U.S. federal statutory rate primarily due to changes to its valuation allowance.

The Company has significant deferred tax assets related to its net operating loss carryforward since inception. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the available objective evidence, management believes it is more likely than not that substantially all of its net deferred tax assets may not be realized in the future.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act ("TCJA"), thereby enacting the law. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21%, effective for tax years beginning after December 31, 2017. The Company applied the guidance in SAB 118 when accounting for the enactment-date effects of the Act in 2017 and throughout 2018, recording provisional amounts related to the remeasurement of the deferred tax balances in the fourth quarter of 2017 while it continued to analyze certain aspects of the Tax Act. As of September 30, 2018, the Company has completed its 2017 income tax returns and its accounting for the enactment-date income tax effects of the Act with no adjustments to the provisional amounts recorded at December 31, 2017.

The TCJA subjects a U.S. shareholder to tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company is currently evaluating the impact of the GILTI provisions.

9. Employee Benefit Plan

The Company has a defined contribution retirement plan (the 401(k) Plan) that qualifies under Section 401(k) of the Internal Revenue Code of 1996. The 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to statutory annual limitations, and the Company is allowed to make discretionary contributions. The Company has made no discretionary contributions to date.

10. Subsequent Events

In August 2018, Q2 Holdings and the Company entered into an Agreement and Plan of Merger pursuant to which Q2 Holdings has agreed to acquire the Company for approximately $105 million cash consideration plus potential additional consideration that may become payable at certain measurement dates in the future upon the achievement by the acquired business of certain financial metrics on such dates. The acquisition is subject to certain closing conditions including delivery of audited financial statements for fiscal years ended December 31, 2016 and December 31, 2017 and review of the Company's financial statements for the interim period beginning January 1, 2018 and ending June 30, 2018. On October 15, 2018, Q2 Holdings consummated the acquisition of the Company. As a result, the Company also paid out $0.6 million severance and cash equivalent option grants which was approved upon the acquisition being consummated.

In October 2018 as part of the acquisition of the Company, the short-term debt, a portion of the convertible notes, and derivative put liability were paid off in an aggregate amount of $17.2 million, and a portion of the convertible notes were converted into common shares. The 2018 Notes contained a redemption premium of 150% which was triggered as the liquidation event, or the acquisition, had occurred.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)
Unaudited

The Company's management has evaluated subsequent events through December 28, 2018, the date these consolidated financial statements were available for issuance.